EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of the date executed below and is deemed effective on November 1, 2011 by and between Profit Planners Management Inc. (the "Company") and Wesley Ramjeet, an individual residing at 279 Plainfield Road, Edison, NJ 08820  ("Executive").

1.	Employment.

The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.  The parties agree that this Agreement commences on November 1, 2011 and will remain in effect unless and until terminated in accordance with the terms and conditions set forth in this Agreement.  The actual period from commencement of Executive’s employment until the Completion Date (as defined in Section 6.4) shall be referred to herein as the "Employment Period."

2.	Position and Duties.

The Company shall employ Executive during the Employment Period as the Chief Executive Officer of the Company, provided, however, that Executive may have such other titles in addition thereto  as the Board of Directors of the Company (the “Board”) determines in its sole discretion. Executive shall report to the Board of the Company. Executive shall have such responsibilities as may, from time to time, be duly authorized or directed by the Board. During the Employment Period, Executive shall perform faithfully and loyally and to the best of his abilities the duties assigned to him hereunder. Executive shall act at all times according to what is reasonably believed to be in the best interests of the Company. Executive shall devote his full business time, attention and effort to the affairs of the Company. The Executive can be engaged in other business as long as such business activity does not interfere with his role as Chief Executive Officer of the Company. The foregoing is not intended to restrict Executive's ability to engage in charitable, civic or community activities to the extent that such activities do not materially interfere with his duties hereunder.

3.	Term.

The term of Executive’s employment under this Agreement (the “Term”) shall commence on November 1, 2011 (the “Effective Date”), and, subject to the terms hereof, shall terminate on the third (3rd) anniversary of the Effective Date; provided that, the Term of this Agreement will automatically renew for successive one-year periods thereafter, unless, at least thirty days prior to the applicable expiration date, either party gives the other written notice of non-renewal.

4.	Compensation.

Executive acknowledges and agrees that his right to compensation under this Agreement shall terminate on the Completion Date except as otherwise provided hereunder. As compensation for the services to be rendered by Executive pursuant to this Agreement, the Company shall pay to Executive the following compensation:

4.1           Base Salary:  During the Employment Period, the Company shall pay to Executive a base salary as follows ("Base Salary"):

i)  $150,000 per annum in year 1 of this agreement, beginning on November 1, 2011;
ii)  $200,000 per annum in year 2 of this agreement, beginning on November 1, 2012 and

iii) $250,000 per annum in year 3 of this agreement, beginning on November 1, 2013.

The Base Salary is payable on the Company's regular payroll schedule. The Company shall deduct from the Base Salary paid to Executive the required federal, state and local withholding taxes, as well as any other authorized deductions.

4.2           Performance Bonus: Executive will be eligible to earn an annual performance bonus (“Performance Bonus”) in addition to his Base Salary. The amount of the Executive’s Performance Bonus will be based on the meeting of certain annual Company performance objectives determined by the Board, as detailed in Schedule A to this Agreement. Any Performance Bonus earned by Executive shall be paid at the end of the Company’s fiscal year. The Company shall deduct from any Performance Bonus paid to Executive the required federal, state and local withholding taxes, as well as any other authorized deductions.

4.3           ESOP Participation:  Promptly following the establishment of an ESOP or other stock based employee compensation plan (the “Plan”) and at the discretion of the Board, the Company may issue to Executive options to purchase shares of the Company’s common stock (the “Options”) pursuant to the terms of such Plan.  Such Options shall vest according to the vesting schedules contained in the Plan.

4.4           Expense Reimbursement.  During the Employment Period, the Company shall reimburse Executive, in accordance with the Company’s policies and procedures, for all proper and reasonable expenses incurred by him in the performance of his duties hereunder. Company shall pay to Executive the following on a monthly basis to cover expenses incurred by Executive in the execution of his duties under this Agreement:

i)   $1,500 per month to cover automobile expenses, and
ii)  $1,500 per month to cover the cost of a home office for Executive.

4.5           Benefits.  Executive shall be entitled to participate in any benefit plans established by the Company, including coverage under any medical insurance plan established and maintained by the Company.

5.	Termination Upon Death or Disability.

5.1           Death.  Upon the death of Executive, this Agreement shall automatically terminate and all rights of Executive and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease, except as provided in Section 7.1 hereof.

5.2           Disability.  The Company may, at its option, terminate this Agreement upon written notice to Executive if Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of his position required of him hereunder for a continuous period of 90 days within any twelve-month period.  Upon such termination, all obligations of the Company hereunder shall cease, except as provided in Section 7.1 hereof.  In the event of any dispute regarding the existence of Executive's incapacity hereunder, the matter shall be resolved by the determination of a physician to be mutually selected and agreed upon by the Company and Executive.  Executive agrees that he will submit to appropriate medical examinations for purposes of such determination.

6.	Termination by the Company or Executive.

6.1           Termination by Company.  This Agreement constitutes an at-will employment contract between the Executive and the Company, and as such it may be terminated by the parties hereto by the delivery of a written Notice of Termination pursuant to Section 6.3 below. The compensation payable to Executive in the event of a Termination of this Agreement is determined by Section 7 hereto.

6.1.1           For the purposes of this Agreement "Cause" shall mean any one or more of the following:

(a)  performance by Executive of his duties in a manner which is deemed unsatisfactory and which has continued for more than thirty (90) days following written notice of such non-performance from the Board in its sole and exclusive discretion;

(b) any willful and material failure or refusal by Executive to perform his duties under this Agreement (other than by reason of Executive's death or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board;

(c) any intentional act of fraud or embezzlement by Executive in connection with his duties hereunder or in the course of his employment hereunder, or the admission or conviction of, or entering of a plea of nolo contendere by, Executive of any felony or any lesser crime involving, fraud, embezzlement or theft;

(d) any willful misconduct or personal dishonesty of Executive resulting, in the good faith determination of the Board, in a material loss to the Company or any of its affiliates, successors or assigns, or in material damage to the reputation of the Company or any of its affiliates, successors or assigns;

(e) any material breach by Executive of any of the covenants contained in this Agreement which has continued for more than thirty (60) days following written notice of such breach from the Board.

(f) any material failure of Executive to comply with Company policies or procedures which has continued for more than thirty (60) days following written notice of such non-performance from the Board.

6.2           Termination by Executive.  Executive shall be entitled to terminate his employment hereunder for Good Reason.

6.2.1           For the purposes of this Agreement "Good Reason" shall mean any one or more of the following:

(a)  any failure by the Company to comply with any material provision of this Agreement;

(b)  any substantial change of Executive's job duties as Chief Executive Officer of the Company, made by the Board and not agreed to by Executive;

(c) any failure or refusal of a successor to the Company or the purchaser of all, or substantially all, of the assets of the Company to assume the Company’s obligations under this Agreement.

6.3           Notice of Termination.  Any termination of Executive's employment by the Board or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 herein.  Executive shall provide one month notice of termination to the Company whenever reasonably possible.

6.4           Completion Date.  "Completion Date" shall mean the earliest of: (i) the expiration of the Term of this Agreement, including any extensions thereof under Section 3 hereof, (ii) if Executive's employment is terminated because of death, the date of Executive's death, (iii) if Executive's employment is terminated for disability, the date of such notice to Executive pursuant to Section 5.2 herein; and (iv) if Executive's employment is terminated pursuant to Sections 6.1 or 6.2 hereof, or for any other reason other than death or disability, the date specified in the Notice of Termination.

7.	Compensation Upon Termination.

7.1           If Executive's employment is terminated (i) by reason of Executive’s death or disability; (ii) by Executive other than for Good Reason, or (iii) by the Board not for Cause, Executive shall be entitled to receive only the portion of his Base Salary which shall have accrued through the Completion Date and not been previously paid. In addition, the executive shall also receive six months of salary upon termination. In addition, the executive shall continue to have medical insurance coverage for twelve months after his termination date. Executive’s participation in the Company’s employee benefit plans or programs, if any, shall cease in accordance with the terms of such plans or programs as then in effect, and all un-vested options issued to Executive under the ESOP, or any other compensation plan, shall expire on the Completion Date.

7.2           If Executive's employment is terminated: (i) by the Board for Cause; or (ii) by Executive for Good Reason, Executive shall be entitled to receive: (a) the portion of his Base Salary which shall have accrued through the Completion Date and not been previously paid, (b) any Performance Bonus compensation which shall have accrued through the Completion Date and not been previously paid, and (c) the employee benefits to which Executive is entitled upon his termination of employment, in accordance with the terms of such plans or programs of the Company, if any, then in effect.

8.           Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section.

If to the Company:             Profit Planners Management, Inc.
350 Madison Avenue, 8th Floor
New York, N.Y. 10017
Attn:  Bradley Steere

If to Executive, to:             Wesley Ramjeet
279 Plainfield Road,
Edison, NJ 08820

9.             Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.           Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

11.           Successors and Assigns.  This Agreement is personal to Executive and shall not be assignable by Executive.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns; the Company may assign and transfer its rights and obligations under this Agreement, by operation of law or otherwise, to any successor to all or substantially all of its equity ownership interests, assets or business by dissolution, merger, consolidation, transfer of assets, or otherwise as permitted under the Company’s Articles of Incorporation.  Except as stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

12.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to principles of conflict of laws.

13.           Representations and Warranties.  Executive represents, warrants and agrees that he has all right, power, authority and capacity, and is free to enter into this Agreement; that by doing so, Executive will not violate or interfere with the rights of any other person or entity; and that Executive is not subject to any contract, understanding or obligation that will or might prevent, interfere or conflict with or impair the performance of this Agreement by Executive.  Executive further represents, warrants, and agrees that he will not enter into any agreement or other obligation while this Agreement is in effect that might conflict or interfere with the operation of this Agreement or his obligation hereunder.

14.           Waiver.  No waiver of any breach of any term of this Agreement shall be construed to be, nor shall be, a waiver of any breach of any other terms of this Agreement.  No waiver shall be binding unless it is in writing and signed by the party waiving the breach.  No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

15.           Modification.  Neither this Agreement nor the provisions contained herein may be extended, renewed, amended or modified other than by a written agreement executed by Executive and the Board.

16.           Construction.  The rule that a contract is construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms hereof.  Any headings and captions used herein are only for convenience and shall not affect the construction or interpretation of this Agreement.

17.           Legal Representation.  The parties understand that this is a legally binding contract and acknowledge and agree that they have had a reasonable opportunity to consult with legal counsel of their choice prior to execution.

18.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same original instrument.

19.           Covenant Not to Disclose Information; Exclusive Employment, Remedies. The parties hereto recognize that Proprietary Information (as hereinafter defined) is important, material and confidential. Accordingly, the Executive shall not, directly or indirectly, during the term of this Agreement or at any time thereafter, without the prior written consent of the Company, disclose, use or permit any other business, firm, corporation, person or other entity to disclose, use or have access to Proprietary Information, except as may be necessary in connection with the Executive's provision of services under this Agreement. As used in this Agreement, "Proprietary Information" means information disclosed to or obtained by the Executive as a result of or related to his relationship with the Company, whether or not acquired during business hours, including, but not limited to, information concerning the Company's business, customers, operations, and services.

20.           Covenant Not to Compete.  During Executive’s employment hereunder, and during a period of three months following the Completion Date if Executive has either resigned other than for Good Reason, or been terminated for Cause, the Executive will not, directly, whether as an owner, partner, shareholder, Executive, co-venturer or otherwise, or through any other “person” (which, for purposes of this subsection, shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, or any unincorporated organization), compete in any state or territory of the United States or any geographic area outside of the United States with the Company or its affiliates in any business directly engaged in by the Company or its affiliates. The restriction on competition for the purposes of this Agreement shall not include the passive ownership of securities in any public enterprise and exercise of rights appurtenant thereto, so long as such securities represent no more than ten percent (10%) of the voting power of all securities of such enterprise and do not include active management or effective control of said enterprise.

21.           Covenant Not to Solicit.  During Executive’s employment hereunder and during a period of three months following the Completion Date of his employment with the Company, Executive will not, directly or indirectly, whether as an owner, partner, shareholder, Executive, co-venturer or otherwise, or through any other “person” (which, for purposes of this subsection, shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, or any unincorporated organization), (1) hire or attempt to hire any employee of the Company or any affiliates thereof (2) directly, request or cause customers, suppliers or other parties with whom the Company or any of its affiliates has a business relationship to cancel or terminate any such business relationship with the Company or any affiliates thereof; and (3) solicit from a customer of the Company or its affiliates any business which is competing with or related to the business of the Company or its affiliates, or with the products or services of the Company or its affiliates.

22.           All business conducted, generated, or produced by the Executive must be through the Company, unless the Company previously has otherwise specifically consented in writing.

IN WITNESS HEREOF, the parties hereto execute and effectuate this Agreement as of the last date stated below.

PROFIT PLANNERS MANAGEMENT, INC.

Dated: _____________	By:
Bradley Steere
Director

Dated: _____________	By:
Wesley Ramjeet

Schedule A

Performance Bonus

Performance Bonus Payable

Executive shall earn and be paid, in cash, a Performance Bonus based on the revenue and capitalization of the Company, as described below:

Bonus Amount	Revenue of Company

$50,000	Payable on the Company reaching $1.5 million in revenue.

$50,000	Payable for each additional $1 million in revenue booked by the Company after the initial $1.5 million of revenue identified above.

$25,000	Payable on every $1 million of capital raised.